Exhibit 10

(Powercold Logo)

3/15/02 w/out modification

EXCLUSIVE  AGENCY AGREEMENT

This Agreement is made & entered into this 15th day of February 2002 by and between Power Cold, Inc. a corporation organized & existing under the laws of the State of New Jersey, and having its principal business located at P. O. Box 444, Wood-Ridge, New Jersey 07075 U.S.A. (hereafter known as the Company) and Shun Cheong Electric Engineering Co., Ltd. a business organized and existing under the laws of Hong Kong located at (hereafter known as the Agent), and having its principle place of business at Room 201, Premier Centre, 20 Cheung Shun Street, Lai Chi Kok, Kowloon, Hong Kong SAR, PRC.

Whereas, Power Cold manufactures and distributes heating and air conditioning equipment; and whereas the Agent desires to sell & market the companies products in the territories defined herein;  and whereas the company agrees to appoint Shun Cheong Electric Engineering Co., Ltd. in the territory defined herein to sell and market it’s products as noted herein  under the terms & conditions agreed to in this Agreement.

In consideration of the promises and mutual covenants herein, the parties hereby agree as follows:

1.

TERRITORY:  Shun Cheong Electric Engineering Co., Ltd. would be appointed the Agent for Hong Kong and its surrounding markets.

2.

EXCLUSIVITY:  Shun Cheong Electric Engineering Co., Ltd. would be the exclusive Agent for the product as defined below and in the territory as defined above.  The Company reserves the right to market their products through private label accounts during the life of this Agreement with or without the Agent’s approval.  The Company will make every reasonable effort to protect the Agent’s position in the market.

If the Agent has failed to perform any of its obligations under this Agreement in the Agent’s Territory, the Company reserves the right, by giving notice, to immediately change the grant of exclusivity to non-exclusivity.  This provision does not preclude the Company from exercising it’s right of termination as defined herein.

3.

PRODUCTS:  The full line of the Company’s current and future Nauticon products is available to the Agent, as its needs dictate.

4.

COMPANY AGREES:

(a)

To fill all orders, in a timely manner, as specified in the terms of the Proforma invoice and corresponding letters of credit.

(b)

To advise Agent, as soon as possible, of any product or specification changes.

(c)

To provide and maintain accurate engineering specification data on all products it offers.

(d)

To maintain, to the best of it’s ability, the highest quality standards in manufacturing.

(e)

To provide, in reasonable quantities, English literature on all products it is selling to the Agent.

(f)

To provide the Agent copy ready material, photographs, engineering material, etc., as needed, so the Agent can produce, if desired, Chinese language literature corresponding to the Company’s product.  All such literature and materials are subject to the Company’s final approval.

(g)

To provide the Agent, at fair market value, spare parts, as they are available, for five (5) years, should this Agreement be terminated, for whatever reason.

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(h)

To Provide the Agent with training as may be needed at the Companies place of business or at a place as may be mutually agreeable to both parties.  Each party shall pay their own expenses to attend the training sessions unless otherwise agreed to in advance.

(i)

To provide the Agent with most favorable pricing.

5.

AGENT AGREES:   The Agent agrees to distribute the Company’s products in the Territory in accordance with the following obligations:

(a)

To provide the Company with a six (6) month forecast of their projected product needs.

(b)

To maintain sufficient Nauticon inventory in stock to satisfy the market’s projected demand.

(c)

To provide the company with changing marketing information so it can adjust to new market conditions & requirements.

(d)

To perform in accordance with all terms & conditions of this Agreement, including:

i.

Issuing appropriate letters of credit in a timely manner.

ii.

Issuing purchase orders with the proper lead-time

(e)

To obtain and pay all costs associated with, and be in possession of all official approvals, licenses, registrations, and permits for the effective operation of its business and its performance under this Agreement.

(f)

To conduct the Agent’s business in an efficient, responsible and ethical manner so as to enhance & support the reputation and goodwill of the Products in the Territory.

(g)

To refrain from manufacturing and selling any or part of all products which are, in the Company’s judgment, directly competitive with the Company’s Products.

(h)

To work with design and spec engineering, architect firms, and owners.

(i)

To be actively involved in commissioning all projects involving Power Cold products they have sold and or installed.

(j)

To provide scheduled maintenance and warranty service for all products sold and or installed by the Agent.

6.

WARRANTY:

Power Cold warrants that should any unit fail due to a defect in manufacturing during a period of twelve (12) months from the date of installation or thirteen (13) months from the on board bill of lading shipping date, whichever occurs first, the Company shall, upon receipt of written notice from the Agent, correct such failure by, either, repairing the defect or replacing the defective unit or failed component, as the Company chooses, within thirty (30) days.

Agent shall retain all defective units or parts until the Company instructs, in writing, to either dispose of or return them as directed by the Company.

7.

CONFIDENTIALITY:

  Agent agrees not to disclose or make available for use for any purpose other than for the sale of the Products any of the Company’s proprietary information, including, information relating to the Products or to the operations or business of the Company, and agrees to provide reasonable security measures to prevent unauthorized persons from obtaining any such information.

8.

PROPRIETARY INTEREST:

  Agent recognizes and acknowledges the Company’s absolute rights, title, and interest in all patents, trademarks, trade names copyrights and all other proprietary interest incorporated as any part of either the Products or any other material received from the Company.  Agent shall have the exclusive right to use trademarks and service marks owned by the Company solely in connection with the Products sold in the Territory.  Agent agrees it will cooperate fully with the Company, at the Company’s expense, to protect the Company’s interest in the property described herein.

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9.

LIABILITY: Power Cold is not liable for failure to perform, or any delays in delivery, when due to fire, floods, earthquakes, weather, insurrection, strikes, riots, export controls, embargoes, fuel/energy shortages, ship/air/vehicle wrecks, accidents, or sinkings, currency devaluation’s, acts of civil disobedience, government intervention of any kind or disruption, or any acts or causes beyond its’ control or influence.

10.

PRICES:   The Company agrees to give the Agent 30 days notice prior to any price or cost changes impacting the product.  The purchase prices of all goods offered by the Company are in U.S. Dollars unless otherwise stipulated in writing.  All prices are F.O.B. factory or the Company’s distribution center.

The Agent shall be responsible for all freight, insurance, cartage, customs, and other costs related to the cost of transporting the goods to the Territory.  All losses or risks beyond the F.O.B. point are the Agent’s responsibility.

11.

PAYMENT:    Unless otherwise agreed to in writing by both parties, all payments will be made in U.S. dollars and will be made by wire transfer or by confirmed, irrevocable letters of credit drawn on a U.S. bank.  Appropriate letters of credit or wire transfers must be posted within 14 days of placement of an order.  The method of payment may change from order to order.

12.

TERM:   This Agreement shall be in effect for 12 months from the date this agreement is endorsed by both parties, and, unless otherwise canceled by either party, will be renewed automatically for succeeding 12 month periods.

13.

ASSIGNMENT:   This Agreement and all its rights and duties herein cannot be assigned, transferred, or otherwise encumbered to any third party without the Company’s express written request, approval, and authorization.

14.

CONDITIONS:  The Agent, during the life of this Agreement, agrees to the following performance quotas:

(a)

During the first active year of this Agreement Shun Cheong Electric Engineering Co., Ltd. agrees to purchase US$300,000 in Nauticon products from Power Cold.

(b)

During the second year Shun Cheong Electric Engineering Co., Ltd. will increase their purchases of Nauticon product by 100% in U.S. dollar value over the preceding year.

(c)

During subsequent years the two parties shall determine collectively, the amount and size of the target quota, but in no case should the quota be less than the preceding year.

15.

PRIOR AGREEMENTS:  This Agreement supersedes any and all prior agreements between the two companies and constitutes the full & final agreement & understanding between Power Cold. & Shun Cheong Electric Engineering Co., Ltd. with respect to the subject matter, herein.

16.

VALIDATION:   If any part of this Agreement is invalidated for whatever reason, such part shall be removed from the contract and the balance of the Agreement shall remain intact and in force.

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17.

DISPUTES & CLAIMS:  Any claims or disputes arising during the course of this Agreement that can not be resolved between the two parties shall be adjudicated or settled in accordance with the provisions of the Uniform Commercial Code as adopted by the U.N. Convention for the International Sale of Goods.

Any disagreement or dispute, which may rise from interpretation, application, or execution of this Agreement, shall be settled by final & binding arbitration in accordance with the Arbitration Rules of the American Arbitration Association.  Any arbitration shall be held in the State of New Jersey, U.S.A.

18.

INDEPENDENT CONTRACTOR:  It is agreed and understood that the Agent is an independent contractor and shall not be construed to be a partner, legal representative, or party to a joint venture with or of the Company.  Agent is not authorized to assume or create any obligation or responsibility on behalf of or in the name of the Company.

Agent agrees to indemnify and hold harmless the Company from any and all claims, liabilities, judgments, penalties, loses, cost, damages, and expenses resulting from the same, including attorney’s fees arising from or in connection with the execution of this Agreement.

19.

LANGUAGE:   The governing language and interpretation, including arbitration, of this Agreement and all other technical and written instruments and understanding will be English.

20.

TERMINATION:   This Agreement can be canceled, with or without cause, by either party with 60 days notice.  Notice of termination must be in writing and delivered by certified mail, Federal Express, or whatever other means of verifiable delivery available, return receipt requested.  Notwithstanding any other provisions hereof, the Company may terminate the Agreement by official notice, effectively immediately upon receipt of such notice, on the happening of any one or more of the following events:

a)

Agent fails to purchase the minimum number of units during any quota period.

b)

The commencement of voluntary or involuntary proceedings under any bankruptcy, reorganization, liquidation, dissolution or similar laws or acts of any jurisdiction by or against the Agent or any partner of the Agent or shareholder holding 35% or more or the voting stock.

c)

Agent shall become the subsidiary of any other company or the control of the Agent shall be substantially changed, or if this Agreement is assigned to a third party.

d)

Agent is disqualified by law or decree to act as an Agent or to perform its functions in accordance with this Agreement.

The exercise of the Company’s rights under this section shall be without prejudice to any other rights the Company may have at law or in equity, under this Agreement or otherwise, and shall not give rise to any claims for compensation or damages, including loss of profits, goodwill, or otherwise by the Agent.

21.

AGREEMENT:   This Agreement comprises the entire understanding between the parties hereto, and supersedes any and all prior oral & written understanding and or agreements.  Any modification to this Agreement must be in writing and signed by the designated representative of all parties.

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22.

EXECUTION:    This contract is invalid & unenforceable until after a valid initial order has been placed by the Agent with the Company for a minimum of one (1) 40’ container of air conditioning equipment, to be shipped as soon as possible.

In witness whereof, the parties hereto have executed and delivered this Agreement on this day, as noted below.

POWER COLD, INC.

SHUN CHEONG ELECTRIC

ENGINEERING CO., LTD.

BY:     ______________________

BY:     __________________

TITLE: _____________________

TITLE: _____________________

DATE:  _____________________

DATE:  _____________________

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